Exhibit 99.1

Higher One Holdings, Inc. Appoints Christopher W. Wolf as Chief Financial Officer

New Haven, CT – February 19, 2013 Higher One Holdings, Inc. (NYSE: ONE), a leader in providing financial services and data analytics to over 1,300 college and university campuses across the U.S., today announces that Christopher W. Wolf will join Higher One Holdings, Inc. as Chief Financial Officer, effective March 5, 2013. Wolf brings over 25 years of corporate finance experience including serving as Chief Financial Officer in both public and private companies.

At Higher One he will be responsible for the overall finance function, investor relations, budgeting and planning, evaluating and supporting strategic initiatives, and a variety of other internal functions.

"Chris is a great fit for our management team and we are confident his impressive breadth of experience across both operational and financial management will be instrumental to Higher One's continued growth," said Mark Volchek, Chief Executive Officer of Higher One. "We are excited to welcome him to the team and look forward to introducing him to clients and investors."

In a previous role, Wolf served as Executive Vice President and CFO of publicly-traded Acxiom Corporation where he had full responsibility for leadership of the corporate finance organization of this $1.1 billion revenue multinational marketing services and information management company. He most recently served as CFO of First Advantage Background Screening, a privately held talent acquisition enterprise. Over the last two decades, Wolf has held executive and senior advisory positions with Catalina Marketing Corporation and Boulder Brands Inc., among others.

About Higher One Holdings, Inc.
Higher One Holdings, Inc. (NYSE: ONE) is a leading company focused on creating cost-saving efficiencies for higher education institutions and providing high-value services to students. Higher One offers a wide array of technological services on campus, ranging from streamlining the institution's performance analytics and financial aid refund processes to offering students innovative banking services, tuition payment plans, and the basics of financial management. Higher One works closely with colleges and universities to allocate resources more efficiently in order to provide a higher quality of service and education to students.

Founded in 2000 on a college campus by students, Higher One now serves more than half of the higher education market, providing its services to over 1,300 campuses and 10.9 million students at distinguished public and private institutions nationwide. More information about Higher One can be found at www.ir.higherone.com.

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Investor Relations:	Media Relations:
Josh Hochberg or Erica Bartsch	Shoba V. Lemoine
Sloane & Company	203-776-7776 x 4503
212-486-9500	slemoine@higherone.com
jhochberg@sloanepr.com
ebartsch@sloanepr.com